CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of December 11, 2000

(the "Agreement"), by and among Structured Asset Securities Corporation, as

Depositor, First Union National Bank, as Master Servicer, LaSalle Bank N.A. as

Trustee, ABN AMRO Bank N.V. as Fiscal Agent, and

Lennar Partners, Inc., as Special Servicer

(LB-UBS 2000-C5)

The undersigned, Ronald E. Schrager, as Vice President of LENNAR PARTNERS, INC.,

A Florida Corporation (the "Company"), in accordance with Section 3.13 of the

Agreement, hereby certifies on behalf of the Company that (I) a review of the activities of the Company during the year ended December 31, 2000 and of its performance under the

Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its material obligations under the Agreement in all material respects throughout such period ended December 31,

2000, (iii) the Company has received no notice regarding qualification, or challenging the status, of any of REMIC Pool as a REMIC or the Grantor Trust as a grantor trust from the

IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as

Of the 1st day of March, 2001.

Ronald E. Schrager

Vice President

Lennar Partners, Inc.